Evolent signs agreement to acquire artificial intelligence utilization management products and team from Machinify

•Machinify solution seeks to accelerate the efficiency, quality, and clinical value of Evolent’s specialty condition management platform through AI-enabled clinical workflow automation
•Machinify technology leverages the latest advances in applied machine learning, large language models and data analytics
•Acquisition expected to benefit health plans, clinicians, and members

WASHINGTON, June 4, 2024 -- Evolent Health, Inc. (“Evolent” or “the Company") (NYSE:EVH), a company focused on achieving better health outcomes for people with complex conditions, today announced it has entered into an agreement to acquire certain assets of Machinify and the exclusive, perpetual and royalty-free license of Machinify Auth, a proven software platform that leverages the latest advances in artificial intelligence to increase the clinical quality, speed and consistency of the clinical reviews for all specialty conditions. Evolent plans to integrate the Machinify Auth team, software applications and AI capabilities into its leading platform. Evolent and Machinify will also enter into a multi-year services agreement to support the success of the acquisition. Evolent believes the acquisition will add significant value for Machinify and Evolent’s health plans, providers and members. The acquisition is subject to customary closing conditions.

Evolent believes the addition of scalable AI technology will enable the Company to leapfrog standard industry processes by increasing the number of first-pass approvals as well as streamlining manual data collection and analysis associated with complex medical decision making. Such manual transactions can be time intensive and require clinical staff to read, search, identify, and synthesize key data from extensive medical record histories during case reviews. The solution to be acquired, Machinify Auth, functions as a co-pilot for nurses and doctors and brings a proven track record of reducing clinician workforce time by an average of 55% for complex, manual reviews for a large national payer customer and its provider network. With this capability, Evolent clinicians will be able to spend more time guiding providers to higher-value choices, strengthening the Company’s core value proposition of higher quality outcomes and cost savings, while also reducing administrative burden for providers and members.

"The acquisition of Machinify Auth will create an incredibly powerful opportunity for Evolent and for our client base of approximately 70 health plans,” stated Seth Blackley, Co-Founder and Chief Executive Officer of Evolent. “Machinify has built a proven AI business that currently reviews over $200 billion in medical claims annually. The acquired assets consist of developers and proprietary, scalable software code as well as existing client relationships that fit with our product strategy at Evolent. Further, we believe by embedding Machinify technology into our platform and wrapping it with broader condition management services we can unlock additional value for health plans, providers, and members. Finally, this solution will allow Evolent, on a

SaaS basis initially, to support value-based condition management and provider engagement across all specialties, not just for our three focus areas of oncology, cardiology and musculoskeletal care.”

“We founded Machinify to bring innovation to health care and to leverage healthcare data at scale to drive down costs and improve outcomes,” said Prasanna Ganesan, Founder and Chief Executive Officer of Machinify. “Evolent shares our vision for fundamental process transformation through the use of advanced technology. We are excited to partner with them to pair Machinify’s pioneering AI platform with Evolent’s considerable industry-leading solutions and footprint across the payer landscape.”

Machinify is a privately held company based in Palo Alto, California. Upon closing, Evolent will be acquiring certain assets and the exclusive license to the Machinify Auth platform. In addition, certain employees of Machinify will be re-badged as Evolent employees upon closing. Lastly, Machinify and Evolent expect to enter into a long-term services agreement at closing to support the development and integration of the platform with Evolent. The acquisition is immaterial to Evolent’s revenue outlook and is estimated to be neutral to Adjusted EBITDA in the first year after closing. This transaction is anticipated to close in the third quarter of 2024.

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About Evolent
Evolent (NYSE: EVH) specializes in better health outcomes for people with complex conditions through proven solutions that make healthcare simpler and more affordable. Evolent serves a national base of leading payers and providers and is consistently recognized as a top place to work in healthcare nationally. Learn more about how Evolent is changing the way healthcare is delivered by visiting evolent.com.

About Machinify

Machinify is transforming healthcare administration with AI. The company serves payers of all sizes with over 50 million active lives today. The company is headquartered in Palo Alto and is backed by Battery Ventures, Matrix Partners, and GV. Go to www.machinify.com to learn more about how Machinify is transforming healthcare administration with AI.

Investors: Seth R. Frank, sfrank@evolent.com
Media: Jamie Manfuso, media@evolent.com

Forward-Looking Statements - Cautionary Language

Certain statements made in this release and in other written or oral statements made by us or on our behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe,” “anticipate,” “expect,” “estimate,” “aim,” “predict,” “potential,” “continue,” “plan,” “project,” “will,” “should,” “shall,” “may,” “might” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, our business outlook and future performance, including our ability to integrate Machinify into our operations, the expected benefits of the Machinify acquisition, and the expected timing for the closing of the Machinify acquisition. We claim the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA. These statements are only predictions based on our current expectations and projections about future events. Forward-looking statements involve risks and uncertainties that may cause actual results, level of activity, performance or achievements to differ materially from the results contained in the forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Our Annual Report on Form 10-K for the year ended December 31, 2023, and other documents filed with the SEC include risk factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors. Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this release.